Exhibit 10.56

BANK ENTERPRISE COOPERATION AGREEMENT

Party A (full name):	Spansion (China) Co., Ltd.
Party B (full name):	Gusu Sub-branch, Agricultural Bank of China

In order to expand and strengthen commercial cooperation between two parties, Party A and Party B hereby sign this cooperation agreement (the “Agreement”) specifying their Agreement as follows:

I. Party B Commitment

Party B undertakes to provide Party A with two credit facilities, equal to US$26 million and RMB176 million, under the conditions of Party A having normal operations and according to Party B’s credit administration requirement. The facilities shall be valid from October 24, 2005 to June 22, 2008, starting on October 24, 2005.

II. Party A Commitment

Party A undertakes to open RMB and foreign currency accounts with Party B, to sign a loan contract and provide other required documents when it needs to draw down on a facility for a loan, to repay the principal and the interest of the loan under detailed terms specified in the loan contracts, and make repayment in accordance with repayment plan provided by Party A to Party B.

III. Loan Contract

Party B and Party A shall sign a loan contract for each drawdown made under the facilities specified above according to Party A’s actual financing need. The terms and conditions of each loan contract under the facilities of the Agreement shall be as follows:

Article 1. Loan.

1.	Loan Type: Mid-term Working Capital Loan

2.	Loan Purpose: To Supplement Working Capital

3.	Loan Currency, amount and loan term shall be provided in a relevant loan contract.

If there is any discrepancy between a loan contract and the loan papers regarding loan amounts, drawdown dates and repayment dates, the loan papers shall take precedence. The loan papers shall constitute part of the loan contract and shall have the same force and effect as the loan contract. Should the loan hereunder be granted in foreign exchange, Party A shall repay the due principal and interest in the same currency in time.

4.	Interest Rate of the Loan

The interest rate of any loans in Renminbi hereunder shall be determined pursuant to the approach described below:

Floating Interest Rate

The interest rate of the loan shall be ten percent less than the benchmark interest rate and the applicable annual interest rate shall be         </>         percent. The “benchmark interest rate” for loans of less than five years (inclusive) shall be the benchmark rate published by the People’s Bank of China for Renminbi loan of the same term.

Twelve months shall be a period (“Period”, which commences from the loan grant date) if the interest rate is to be adjusted. In the event that the People’s Bank of China adjusts Renminbi loan benchmark interest rate, Party B shall decide, without notifying Party A, the new interest rate based on post-adjustment benchmark interest rate applicable to the relevant terms and the foregoing calculation. The new applicable interest rate shall become effective on the corresponding date of the loan grant date in the following Period after the adjustment on the benchmark interest rate is made (“Corresponding Date”). Where the benchmark interest rate is adjusted on the same day when the loan is made or on the Corresponding Date of any Period, the new applicable interest rate shall become effective on the date of the adjustment on the benchmark interest rate. If there is no Corresponding Date in any Period, the date of the last day of the month corresponding to the month of the loan grant date shall be the Corresponding Date.

The interest rate of any loan in foreign exchange hereunder shall be determined pursuant to the approach described below:

The loan interest rate shall be the six-month LIBOR rate plus 1%, which floats every six months. LIBOR rate is the London Interbank Offered Rate published by Reuters two working days prior to the interest-accruing day for loans with the corresponding term.

5.	Interest Settlement

The interest of the loan under a loan contract shall be settled on a monthly basis on the 20th day of each month. Party A shall pay the interest on each interest settlement day. Should the last day of repayment of the principal of the loan is not an interest settlement day, the outstanding interest shall be paid together with the principal (daily interest rate = monthly interest rate/30).

Article 2. Party B shall have the right not to provide the loan under a loan contract until the following conditions are satisfied:

1.	Party A shall have opened a general Renminbi settlement account and a foreign exchange settlement account with Party B.

2.	Party A shall have furnished relevant documents and materials and duly completed relevant procedures pursuant to Party B’s request.

The documents and materials required to be furnished by Party A are as follows: the seal impression specimen for loans, the photocopy of the original of the enterprise business license, the articles of association, the specimen of the signature of the board of directors, the relevant resolution of the board of directors, the loan application, the repayment plan, the enterprise’s capital verification report, the enterprise’s annual industry and commerce review report, the photocopy of the enterprise code certificate, the enterprise’s legal representative certificate (the photocopy of the identity certificate of the enterprise’s legal representative), the enterprise legal person’s power of attorney, the enterprise’s financial statement, the loan card, the undertaking by the enterprise that no security will be placed upon any asset of the enterprise (including movables and immovables) to any third party.

3.	Should the loan under a loan contract be granted in foreign exchange, Party A shall have duly completed any foreign exchange administration approval, registration and other legally required procedures in connection with the loan pursuant to applicable provisions.

4.	Should the loan under a loan contract be guaranteed by mortgage or pledge, the applicable registration and/or insurance and other legal procedures shall have been duly completed pursuant to Party B’s request and such guaranty and/or insurance shall remain valid. Should the loan under a loan contract be guaranteed by any warrant, such warrant contract shall have been executed and remain valid.

Article 3. Rights and Obligations of Party B

1.	Party B shall have the right to know Party A’s situation regarding its production operation, financial activity, inventory and use of the loan as well as the right to require Party A to provide its documents, materials and information such as financial statements during business hours on a reasonable basis each quarter.

2.	In case of any adverse actions or circumstances that are serious enough to affect the safety of the loan (including but not limited to the circumstances set forth in Articles 4.7, 4.8 and 4.10 of a loan contract), Party B may suspend granting loans or may claim the loan before maturity.

3.	When Party B collects from Party A pursuant to a loan contract, any due or undue principal, interest, penalty interest, compound interest and other due amounts payable by Party A, Party B shall give prior notice to, and make consultations with, Party A before it deducts directly the amount from any accounts of Party A.

4.	Should the amount repaid by Party A fall short of duly payable amount under a loan contract, Party B, after notifying Party A in writing in advance, shall have the right to choose to apply such inadequate repaid amount as repayment for principal, interest, penalty interest, compound interest or expenses hereunder.

5.	Party B shall make the loan available to Party A in full in time when Party A fulfils its obligations under Article 2 and Article 4 of a loan contract.

6.	Party B shall act as agent of Party A with respect to foreign exchange loan administration registration, and shall provide service for foreign exchange loan registration, verification of repayment of principal and interest and other foreign exchange administration procedures free of charge on behalf of Party A. Party A shall reimburse Party B for any expense incurred by Party B in the course of registration with foreign exchange administration authority for foreign exchange loan on behalf of Party A.

Article 4. Rights and Obligations of Party A

1.	Party A shall have the right to obtain and use the loan according to a loan Contract.

2.	Party A shall deal with settlements and deposits related to the loan under a loan contract through the account set forth in Article 2 thereof.

3.	Should the loan under a loan contract be granted in foreign exchange, Party A shall obtain applicable approval and registration in connection with the loan pursuant to the relevant law.

4.	Party A shall repay the principal and interest of the loan in a timely manner. Should Party A need any extension, Party A shall submit a written application to Party B 15 days prior to the maturity of the loan. An extension agreement may be executed after Party B approves such extension.

5.	Party A shall use the loan pursuant to the purpose of the loan provided in a loan contract and shall not divert the loan to any purpose other than provided therein or misuse the loan.

6.	Party A shall provide to Party B true, complete and valid financial statements or other related material or information on a quarterly basis and shall readily cooperate with Party B in its inspection of Party A’s production operation, financial activities and the use of the loan under a loan contract, provided that such inspection is conducted on a reasonable basis within business hours.

7.	Party A shall give prior written notice to and obtain the consent from Party B before taking any action which will materially change the debtor-Party B relationship under a loan contract (such as merger, spin-off, filing for closure of business, filing for dissolution or filing for bankruptcy), and at the meantime the debt repayment liability shall be arranged or the debt shall be repaid before maturity.

8.	Party A shall immediately notify Party B in writing and shall make arrangement acceptable to Party B for preservation of its Party B’s rights in the event of any situation other than the actions described in the previous section that materially affects in an adverse manner Party A in performing its repayment obligation under a loan contract, such as cessation of production, closure of business, cancellation of registration, cancellation of business license, illegal activities involved with legal representatives or persons in charge, involvement in significant litigation or arbitration, serious difficulties in production and operation, and material deterioration of its financial conditions.

9.	Before the debt under a loan contract is repaid in full, if Party A provides a guarantee for a third party’s debt, or if Party A mortgages or pledges Party A’s major assets to a third party and such action could be reasonably expected to affect the ability to make repayment of the loan, Party A shall deliver to Party B a prior written notice and obtain Party B’s consent.

10.	Party A shall not withdraw capital, transfer assets or transfer equity to avoid its repayment obligation to Party B.

11.	Party A shall notify Party B in writing promptly of any change in its name, legal representative, place of domicile or business scope.

12.	If the guarantor of the loan undergoes any event such as cessation of production, closure of business, cancellation of registration, revocation of business license, bankruptcy or operational loss so that it loses all or part of the appropriate guarantee ability, or the value of the collateral, pledge or pledge right under a loan contract is depreciated, Party A shall promptly provide additional guarantee satisfactory to Party B.

13.	Each Party shall bear their own expenses with respect to a loan contract with the exception that Party A shall reimburse Party B for the fee incurred by Party B in the course of registration with foreign exchange administration for foreign exchange loan on behalf of Party A.

Article 5. Repayment Before Maturity

Party A shall obtain Party B’s consent for any pre-maturity repayment (Party B shall act pursuant to the principles in regards to granting such consent undertaken by Party B under Section IV “On Article 5 of the Contract” of its legal opinion delivered to Party A on August 16, 2005). Should Party B grant such consent, the interest for the part of the loan pre-repaid by Party A shall be calculated according to following approach:

Calculate the interest according to the actual loan term (“Actual Loan Term” shall mean the period from the loan grant date to the pre-maturity repayment date) and the applicable interest rate under a loan contract.

Article 6. Liabilities for Breach of Contract

1.	If Party B fails to provide loan to Party A in time in full pursuant to a loan contract and such failure causes loss to Party A, Party B shall pay Party A a delinquency charge on the basis of the amount of the payable loan and the number of days behind schedule. The delinquency charge shall be calculated in the same way as interest of the overdue repayment.

2.	If Party A fails to repay the principal of the loan in time pursuant to a loan contract, Party B shall have the right to impose and collect an overdue interest on any overdue repayments from the first overdue day at the agreed applicable interest rate thereof plus fifty percent until repayment of the principal and interest. During the overdue period, if the People’s Bank of China increases the Renminbi loan benchmark rate for loans of the same term, the overdue interest rate shall rise accordingly since the date of such increase.

3.	Should Party A fail to use the loan according to the agreed purpose under a loan contract, Party B shall have the right to impose a penalty interest on the misused portion of the loan at the agreed applicable interest rate thereof plus one hundred percent from the date of such misuse until the repayment of principle and interest as of such breach. During this period, if the People’s Bank of China increases the Renminbi loan benchmark rate for loans of the same term, the penalty interest rate shall rise accordingly since the date of such increase.

4.	Party B will impose compound interest on the part of the interest that is due but not yet paid by Party A pursuant to applicable provisions of the People’s Bank of China.

5.	Should Party A breach its obligation under a loan contract, Party B shall have the right to request Party A to rectify such breach within 30 days thereafter. In the event that no effective action is taken by Party A to cure such breach within 30 days, Party B shall be entitled to suspend granting the loan, to claim the loan in advance, to make other loans under other loan agreements between Party A and Party B immediately due, or to take any other asset protection measures.

6.	Should any guarantor of the loan under a loan contract breach its obligation under the guarantee contract, Party B shall have the right to suspend granting the loan, to claim the loan in advance, or to take any other asset protection measure.

7.	If Party B realizes its Party B’s rights through lawsuit or arbitration as a result of a breach of contract by Party A at its own fault, Party A shall bear, to a reasonable extent, the attorney’s fees, travel costs and other expenses paid by Party B for realizing its Party B’s rights.

Article 7. Guarantee of Loan

The method of security of the loan under a loan Contract shall be by credit.

Article 8. Resolution of Disputes

Any dispute arising from the performance of a loan Contract may be resolved by consultations between the Parties or the procedures set forth in 1 below:

1. Lawsuit, which shall be subject to the people’s court at Party B’s domicile.

2. Arbitration. Disputes shall be submitted to           </>           (full name of the arbitration tribunal) pursuant to the arbitration rules thereof.

During the lawsuit or arbitration, the terms under a loan contract that are not under question shall be implemented.

Article 9. Miscellaneous

Any documents including but not limited to the financial statements and other relevant materials and information provided by Party A to Party B shall be confidential and will not be disclosed by any Party except as permitted below. In the event of a disclosure required by law, the disclosing Party shall, at a reasonable time before making any such disclosure or filing, consult with the other Party regarding such disclosure or filing and, to the extent possible, seek confidential treatment for such portions of the disclosure or filing as may be requested by the other Party. No announcements regarding the loan in a press conference, in any professional or trade publication, in any marketing materials or otherwise to the general public may be made by Party B without the prior written consent from Party A.

Article 10. Effectiveness of this Contract

A loan contract shall come into effect as of the date of execution by the Parties by signing or sealing and shall expire when the loan is repaid in full.

Article 11. Counterparts

A loan contract shall be executed in two counterparts, each Party to hold one counterpart. Each of the two counterparts shall have the same effect.

Article 12. Attention

Party B has reminded Party A to understand all the clauses of a loan contract fully and accurately. Party B has also explained certain clauses of a loan contract as per Party A’s request. The Parties have the same knowledge as to the meaning of the loan contract.

IV. Other Provisions

Each loan contract signed by Party B and Party A shall constitute a part of this Agreement. This Agreement shall take effect from October 24, 2005. The provisions regarding dispute resolution and confidentiality under Article 8 and 9 of Section III of this Agreement shall be applicable to this Agreement.

Party A (Stamp)	Party B (Stamp)

Legal Representative	Person in Charge
or Authorized Representative	or Authorized Representative

Date of Execution: 12 Month 01 Day 05 Year
Place of Execution: Suzhou